FOR IMMEDIATE RELEASE
August 21, 2009	For More Information Contact:
Steven M. Zagar
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation
Announces Quarterly Cash Dividend

Elizabethtown, Kentucky, August 21, 2009 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced that a quarterly cash dividend of $0.05 per share would be paid on October 1, 2009 to all shareholders of record at the close of business on September 15, 2009.  The dividend represents a $0.14 decrease from the prior quarterly cash dividend of $0.19 per share.

“Our loan growth has been robust this year as we continue to serve new and existing customers throughout this economic downturn.  Through June 30, 2009 we have grown our loan portfolio $72 million or 8.0% and anticipate continued growth the remainder of the year.  We are using this difficult time to build our franchise by leveraging our financial strength to continue to serve the needs of our marketplace.  We believe this will improve shareholder value and allow us to produce even stronger earnings when the economy improves,” said B. Keith Johnson, Chief Executive Officer.  “In addition to enhancing our economic value, our ability to lend will help our communities work out of the current recession.”

Growing the Company’s loan portfolio and franchise requires sufficient capital.  The Company needs capital to leverage its growth.  At the same time, the Company needs be good stewards of capital to ensure we can withstand a prolonged economic downturn should the economy remain in a recession for an extended period of time.  The First Financial Service Corpration’s Board of Directors believes the best direction of the Company is to continue building shareholder value through continued growth by serving the needs of our customers and our marketplace.  Therefore, the Board of Directors has chosen to temporarily allocate more capital to growing the franchise by reducing the amount of capital distributed as a cash dividend.

“We are convinced this is the best direction for the Company and the shareholders,” said B. Keith Johnson.  “Our future market value will be positively impacted through this appropriate allocation of capital.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves seven contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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